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                                    FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or
Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person*

     Hendrickson                         John
                                                                       Eric

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     (Last)                          (First)                 (MI)

     27 North Main Street

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                                    (Street)

     Springfield                   Tennessee               37172

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     (City)                         (State)                (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                       8/13/97
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticker or Trading Symbol

    Innovo Group Inc. (INNO)
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [ X ]  Director                       [   ]  10% Owner
    [ X ]  Officer (give title below)     [   ]  Other (specify
                                                           below)

            Vice President and Treasurer
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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Box)
    [ X ] Form filed by One Reporting Person
    [   ] Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned
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1. Title of     |  2. Amount of Securities  | 3. Ownership Form: | 4. Nature
of Security     |     Beneficially Owned    |    Direct (D) or   |    Indirect
   (Instr. 4)   |      (Instr. 4)           |     Indirect (I)   |  Beneficial
                |                           |     (Instr. 5)     |   Ownership
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  Common Stock  |       500,000 shares      |         D          |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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                |                           |                    |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
Instruction 5(b)(iv).
                            (Print or Type Responses)

       (Over)

SEC 1473 (7/96)

FORM 3 (continued)       Table II -- Derivative Securities
Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative          | 2. Date Exercisable and Expiration Date
    Security (Instr. 4)         |    (Month/Day/Year)
                                |--------------------------------
                                |  Date Exercisable  |  Expiration Date
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a)                                 |                    |
                                |                    |
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b)                              |                    |
                                |                    |
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c)                              |                    |
                                |                    |
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d)                              |                    |
                                |                    |
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3. Title and Amount of     | 4. Conversion or   | 5. Ownership  | 6. Nature of
   Securities Underlying   |    Exercise Price  |    Form of    |    Indirect
   Derivative Security     |    of Derivative   |    Derivative |  Beneficial
   (Instr. 4)              |    Security        |    Security:  |    Ownership
---------------------------|                    |    Direct (D) |  (Instr. 5)
            |  Amount of   |                    |       or      |
            |  Number of   |                    |   Indirect (I)|
  Title     |   Shares     |                    |    (Instr. 5) |
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            |              |                    |               |
a)          |              |                    |               |
            |              |                    |               |
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            |              |                    |               |
b)          |              |                    |               |
            |              |                    |               |
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            |              |                    |               |
c)          |              |                    |               |
            |              |                    |               |
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            |              |                    |               |
d)          |              |                    |               |
            |              |                    |               |
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Explanation of Responses: The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b)
that this Statement is legally required to be filed by such person.

** Intentional misstatements or omissions of facts constitute Federal Criminal

Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

      /s/ J. Eric Hendrickson                        August 25, 1997
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       **Signature of Reporting Person                     Date

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                                                          SEC 1473 (7/96)

